UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2008

Gladstone Capital Corporation
(Exact name of registrant as specified in its chapter)

Maryland	814-00237	54-2040781
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1521 Westbranch Drive, Suite 200 McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2008, Harry Brill delivered to the Board of Directors of Gladstone Capital Corporation (the “Company”) his intention to resign as Chief Financial Officer of the Company. Mr. Brill’s resignation became effective on April 8, 2008.

Gresford Gray was appointed by the Board of Directors of the Company to fill the Company’s Chief Financial Officer position, effective April 8, 2008. Mr. Gray was appointed to serve as Chief Financial Officer until the appointment of his successor.

From July 2006 to March 2008, Mr. Gray, age 34, served as Director of Financial Reporting and Analysis for Alion Science and Technology, Inc. From May 2002 to June 2006 Mr. Gray was employed by The Allied Defense Group, Inc. where he held various positions, including those of Corporate Controller and Corporate Secretary.

The Company does not pay cash compensation or provide other benefits directly to Mr. Gray or to any of its other executive officers. Mr. Gray is an employee of Gladstone Administration, LLC (the “Administrator”), a wholly-owned subsidiary of the Company’s external investment adviser, Gladstone Management Corporation (the “Adviser”), and is compensated for his services to the Company by the Administrator pursuant to the terms of an Administration Agreement between the Company and the Administrator. Pursuant to the Administration Agreement, the Company makes payments equal to its allocable portion of the Administrator’s overhead expenses in performing its obligations under the Administration Agreement including, but not limited to, the Company’s allocable portion of the salary and benefit expenses of Mr. Gray. Based on the December 31, 2007 proportion of expense reimbursement due to the Administrator under the administration agreement, the Company expects that its allocable portion of Mr. Gray’s annualized salary and bonus paid by the Administrator will be approximately $63,242.

Item 9.01     Financial Statements and Exhibits

a)  Not applicable
b)  Not applicable
c)  Not applicable
d)  Exhibits

99.1 Press release dated April 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Capital Corporation
(Registrant)
April 8, 2008	By: /s/ Gresford Gray
(Gresford Gray, Chief Financial Officer)